Exhibit 23

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated May 29, 2008, with respect to the consolidated financial statements and schedule included in the Annual Report of Q.E.P. Co., Inc. on Form 10-K for the year ended February 29, 2008 (which report expressed an unqualified opinion and contains an explanatory paragraph relating to the adoption of Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes” and SEC Staff Accounting Bulletin No. 108, “Considering the Effects of Prior Year Misstatements when Quantifying Misstatements in Current Year Financial Statements”). We hereby consent to the incorporation by reference of said report in the Registration Statement of Q.E.P. Co., Inc. on Form S-8 (File No. 333-135129, effective June 19, 2006).

/s/ Grant Thornton LLP

Miami, Florida
May 29, 2008